Exhibit 99.1

LKQ Corporation to Host 2018 Investor Day

Chicago, IL, (May 24, 2018) -- On Thursday, May 31, 2018 at 9:45 a.m. (U.K. time), LKQ Corporation (Nasdaq: LKQ) will host an Investor Day in Tamworth, England with presentations given by Dominick Zarcone, President and Chief Executive Officer, and other members of executive management. The presentations, including a question and answer session, are expected to conclude at approximately at 2:15 p.m. (U.K. time).
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at www.lkqcorp.com in the Investor Relations section. An online replay of the audio webcast will be available on the Company's website through May 31, 2019. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com